UNITED STATES
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SCHEDULE 14A
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TICC Capital Corp.

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TICC SENDS LETTER TO STOCKHOLDERS EXPLAINING CONCERNS AROUND TPG BDC’S FEE STRUCTURE

Urges Stockholders to Vote WHITE Proxy Card Today

GREENWICH, CT – October 15, 2015 – TICC Capital Corp. (NASDAQ: TICC) (the "Company," "TICC," "we," or "our") today sent a letter to stockholders regarding the Company’s Special Meeting on October 27, 2015. The letter explains how TPG Specialty Lending Inc’s (“TPG BDC”) fee structure would benefit TPG, the investment advisor, at TICC stockholders’ expense.

The letter and additional information regarding TICC’s Special Meeting can be found at www.TICCBSPAgreement.com.

The full text of the letter is as follows:

October 15, 2015

Please sign & return the enclosed white proxy card today!

Dear Fellow TICC Capital Corp. Stockholder:

We are moving closer to TICC’s Special Meeting on October 27th. It is critical that you vote and protect your investment in TICC Capital Corp. WE URGE YOU TO VOTE THE ENCLOSED WHITE PROXY CARD TODAY and vote FOR the investment advisory agreement with Benefit Street Partners (“BSP”).

Among other important benefits, including no permanent NAV dilution and no immediate reduction to distributions as associated with the proposal by TPG Specialty Lending Inc (“TPG BDC”), voting FOR the BSP investment advisory agreement will immediately provide TICC stockholders with lower fees. This means fees lower than those under the current investment advisory arrangement with TICC Management as well as a fee structure significantly more beneficial to TICC stockholders than the one they would have under the TPG BDC proposal.

WHAT TPG BDC DOESN’T WANT YOU TO KNOW ABOUT ITS FEE STRUCTURE

TPG BDC has a particularly aggressive incentive fee structure, which is self-serving to TPG, the investment advisor, at stockholders’ expense. The TPG BDC incentive fee has a catch-up provision while TICC/BSP’s incentive fee does not. This means that TPG gets paid an incentive fee from dollar one, once the earnings threshold is satisfied! Conversely, TICC Management/BSP only gets an incentive fee on incremental earnings above the threshold.

WHAT DOES THIS MEAN FOR YOU?

Lower Fees = Higher Distributions

TICC/BSP’s stockholder friendly incentive fee structure results in significantly lower fees vs. TPG BDC’s fee structure. We urge you to look at the below example which demonstrates how with the same net investment income, TPG would earn a 17.5% incentive fee compared to a 7.9% incentive fee under TICC/BSP fee structure – that’s 55% lower. This is income that would go straight from your pockets to TPG!

UNDER THE BSP INVESTMENT ADVISORY AGREEMENT, TICC WILL HAVE ONE OF THE LOWEST

EXPENSE STRUCTURES IN THE BDC SECTOR

Ultimately, the lower the expense ratio, the more net investment income available to pay distributions to stockholders. TICC had a ratio of expenses to average net assets of 8.6% for the six months ended June 30, 2015, as compared to 9.6% for TPG BDC2. When comparing expenses excluding interest to average assets, TPG BDC has the highest ratio of all BDCs3. In addition, TICC has a lower ratio of expenses excluding interest to average assets, than most of its BDC peers3.

What Does All Of This Mean For TICC Stockholders?

It means you should vote the WHITE proxy card today. The BSP investment advisory agreement remains the most attractive offer for stockholders and importantly, is the only agreement TICC stockholders can vote for on October 27th.

Voting “FOR” the BSP investment advisory agreement means TICC stockholders will benefit from:

•	Best in class asset manager – BSP to become TICC’s new investment advisor
•	Permanent and meaningful decline in fees paid by TICC
•	No immediate reduction to TICC’s current distribution and no dilution to TICC’s most recently determined net asset value (“NAV”)[5]
•	BSP’s support for a $50 million to $100 million tender offer or repurchase program for TICC shares; intends to fund any tender offer after the vote at a minimum price of ~0.9x NAV[6]
•	Four new independent directors to TICC’s Board, for a total of seven independent directors out of nine Board members
•	No restriction on other value creating opportunities following the vote

Voting “AGAINST” means:

➢	Status quo: higher fee structure compared to BSP investment advisory agreement, same advisor, and same Board
➢	Reduced optionality for TICC stockholders
➢	No incentive for TPG BDC (or any other party for that matter) to provide a more compelling proposal for TICC stockholders than TPG BDC’s current value-destroying, below-NAV proposal

EVERY VOTE COUNTS!

WE URGE YOU TO VOTE THE WHITE CARD TODAY!

Thank you for your support.

Sincerely,

Steve Novak

Chair, Special Committee, TICC Capital Corp.

Important

Your Vote Is Important. No matter how many shares of TICC’s common stock you own, please vote your WHITE proxy today, to ensure that your instructions are received in a timely manner. We urge you to vote by telephone or Internet by following the instructions on the enclosed WHITE proxy card or by signing, dating and mailing your card in the enclosed envelope.

If any of your shares of common stock are held in the name of a brokerage firm, bank, bank nominee or other institution, they can only vote your shares upon receipt of your specific instructions.

If you have any questions or require any additional information concerning the TICC Capital Corp. Special Meeting, please contact our proxy solicitor, Okapi Partners at:

Okapi Partners LLC Banks and Brokerage Firms, Please Call: (212) 297-0720 Stockholders and All Others Call Toll-Free: (877) 566-1922 Email: info@okapipartners.com

[1]Represents current fee structure assuming an 11.0% pre-incentive fee ROE for comparative purposes, and hypothetical $100 of pre-incentive fee net investment income (NII). If we were to assume a pool of $100 of NII that had earned an 11% ROE (pre-incentive fee; consistent with current market levels) and a 5-year Treasury rate of 1.65% (as of 12/31/2014): (1) implies TICC would only pay out 20% in excess of a 6.7% ROE hurdle rate, or roughly 7.9% in total and (2) TPG BDC would earn 100% of the portion above their 6.0% ROE fixed hurdle rate until they reach 17.5% of the total NII, and would continue to earn 17.5% for every additional dollar of NII

[2] Source: Quarterly Reports on Form 10-Q for the quarter ended June 30, 2015 of TICC and TSLX. In addition, TICC’s ratio of expenses to average net assets includes a one-time reversal of approximately $2.4 million in net investment income incentive fees during the six months ended June 30, 2015 relating to a non-material error in TICC’s accounting policy for revenue recognition

[3]Source: Keefe, Bruyette & Woods Weekly BDC/RIC Market Overview dated September 25, 2015. Includes all BDCs with a market capitalization greater than $200MM

[4]Pro forma for TICC’s management fee decreasing to 1.5% from the current 2.0%; based on June 30, 2015 quarter

5In comparison to, or as would be the case under the TPG BDC proposal. In this regard, the per share distribution would decrease by ~42% from $1.16 to $0.67 based on the exchange ratio (of 0.43x, TPG BDC stock price close on 9/15/2015) adjusted equivalent share price to TICC stockholders on a pro forma basis

[6]Appropriate minimum tender offer price would be no less than the current average price to net asset value ratio for large-cap BDCs (which is approximately 90% today); source: Keefe, Bruyette & Woods Weekly BDC/RIC Market Overview dated September 25, 2015

About TICC Capital Corp.

TICC Capital Corp. is a publicly-traded business development company principally engaged in providing capital to established businesses, investing in syndicated bank loans and purchasing debt and equity tranches of collateralized loan obligations.

Additional Information and Where to Find It

In connection with the approval of the proposed new investment advisory agreement, the Company has filed relevant materials with the SEC, including a definitive proxy statement on Schedule 14A. The Company has distributed the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the approval of the proposed new investment advisory agreement. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE APPROVAL OF THE PROPOSED NEW INVESTMENT ADVISORY AGREEMENT THAT THE COMPANY FILES WITH THE SEC, BECAUSE THESE MATERIALS CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE APPROVAL OF THE PROPOSED NEW INVESTMENT ADVISORY AGREEMENT. The definitive proxy statement and other relevant materials in connection with the approval of the proposed new investment advisory agreement, and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC's website (http://www.sec.gov), at the Company's website (http://www.ticc.com), or by writing to the Company at 8 Sound Shore Drive, Suite 255, Greenwich, CT 06830 (telephone number 203-983-5275).

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company's stockholders with respect to the approval of the proposed new investment advisory agreement. Information about the Company's directors and executive officers and their ownership of the Company's common stock is set forth in the proxy statement on Schedule 14A filed with the SEC on September 3, 2015, and the Annual Report on Form 10-K for the fiscal year ended December 31, 2014. Information regarding the identity of the potential participants, and their direct or indirect interests in the approval of the proposed new investment advisory agreement, by security holdings or otherwise, are set forth in the proxy statement and other materials filed or to be filed with SEC in connection therewith.

Forward Looking Statements

This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements. These factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update such statements to reflect subsequent events.

TICC Contacts

Media: Brandy Bergman/Meghan Gavigan

Sard Verbinnen & Co

212-687-8080

Stockholders:

Bruce Goldfarb/Tony Vecchio

Okapi Partners LLC

877-566-1922